EXHIBIT 6

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated as of October 30, 2006, is made and entered into by and among General Electric Capital Corporation, a Delaware corporation (“Parent”), and CNL Financial Group, Inc., a Florida corporation (“Shareholder”).

WHEREAS, Parent and Trustreet Properties, Inc., a Maryland corporation (the “Company”), wish to effect a business combination through a merger of either (i) a to-be-formed Maryland corporation that will be a wholly owned subsidiary (“Merger Sub”) of Parent with and into the Company or (ii) the Company with and into Merger Sub (in either case, the “Company Merger”) on the terms and subject to the conditions set forth in that certain Agreement and Plan of Merger, dated as of October 30, 2006, by and among the Company, CNL APF Partners, LP, a Delaware limited partnership (“CNL Partnership”) and Parent (as the same may be amended or supplemented, the “Merger Agreement”) and in accordance with the Maryland General Corporation Law, as amended;

WHEREAS, Shareholder owns that number of shares of Company Common Stock set forth on Annex A hereto, and such shares of Company Common Stock, together with any other equity interests in the Company acquired by Shareholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”; and

WHEREAS, as an inducement to Parent to enter into the Merger Agreement and incur the obligations set forth therein, Parent requires that Shareholder enters into this Agreement, and Shareholder desires to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Definitions. Capitalized terms used herein and not defined shall have the meanings specified in the Merger Agreement.

Section 2. Representations, Warranties and Covenants of Shareholder. Shareholder represents and warrants to Parent as follows:

(a) Organization. Shareholder, if not a natural person, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b) Authority. Shareholder has all requisite power and authority to enter into this Agreement, perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Shareholder, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Shareholder. This Agreement has been duly authorized, executed and delivered by Shareholder and constitutes a legal, valid and binding obligation of Shareholder enforceable in accordance with its terms.

(c) No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby or compliance with the terms hereof will violate, conflict with or result in a breach, require any consent or approval, or constitute a default (with or without notice or lapse of time or both) under any provision of the organizational documents of Shareholder or any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Shareholder or to Shareholder’s property or assets.

(d) The Subject Shares. Shareholder is the sole record and beneficial owner of the Subject Shares. Shareholder has good and marketable title to the Subject Shares, free and clear of any mortgage, lien, pledge, charge, encumbrance, security interest or other adverse claim, other than those Subject Shares referred to on Annex A as the “Pledged Shares” which are subject to a bona fide pledge to a third party financial institution or lender that is unaffiliated with Shareholder (the “Pledged Shares”). Shareholder has the sole right to vote the Pledged Shares unless and until an event of default arises under the applicable loan documentation pursuant to which such Pledged Shares are pledged. As of the date hereof, no event of default exists under any loan documentation to which Pledged Shares are subject. Shareholder does not own, of record or beneficially, any shares or beneficial interest of the Company other than the Subject Shares. Except as set forth in this Section 2(d) with respect to Pledged Shares, Shareholder has the sole right to vote, or to dispose of, such Subject Shares, and none of such Subject Shares is subject to any agreement, arrangement or restriction (other than with respect to restricted shares) with respect to the voting of such Subject Shares, except as contemplated by this Agreement. Except as set forth in this Section 2(d) with respect to Pledged Shares, there are no agreements or arrangements of any kind, contingent or otherwise, obligating Shareholder to sell, transfer, assign, grant a participation interest in, option, pledge, hypothecate or otherwise dispose or encumber (each, a “Transfer”), or cause to be Transferred, any of the Subject Shares. Except as set forth in this Section 2(d) with respect to Pledged Shares, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares.

(e) Litigation. There is no action, proceeding or investigation pending, or to the knowledge of the Shareholder threatened, against Shareholder that questions the validity of this Agreement or any action taken or to be taken by Shareholder in connection with this Agreement.

(f) Covenants. From the date hereof until the termination of this Agreement in accordance with Section 5 hereof:

(i) Shareholder agrees not to take any action, other than any action permitted under Section 4(c) hereof, that would make any representation or warranty of Shareholder contained herein untrue or incorrect or have the effect of preventing, impeding, or in any material respect, interfering with or adversely affecting the performance by Shareholder of its obligations under this Agreement.

(ii) Shareholder hereby waives any rights of appraisal or rights of dissent from the Company Merger that Shareholder may have;

(iii) Shareholder hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new shares of Company Common Stock acquired by Shareholder, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement as though owned by Shareholder on the date hereof; and

(iv) Shareholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement Shareholder’s identity and ownership of the Subject Shares and the nature of Shareholder’s obligation under this Agreement, provided that Shareholder is provided with a reasonable opportunity to review and comment on such disclosure.

Section 3. Representations and Warranties of Parent. Parent hereby represents and warrants to Shareholder as follows:

(a) Organization. Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b) Authority. Parent has all requisite power and authority to enter into this Agreement, perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a legal valid and binding obligation of Parent enforceable in accordance with its terms.

(c) No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby or compliance with the terms hereof will violate, conflict with or result in a breach, require any consent or approval, or constitute a default (with or without notice or lapse of time or both) under any provision of, the organizational documents of Parent or any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Parent or to Parent’s property or assets.

Section 4. Agreement to Vote in Favor and Against, Restrictions on Transfers, Irrevocable Proxy. Until the termination of this Agreement in accordance with Section 5, Shareholder agrees as follows:

(a) Agreement to Vote in Favor. At any meeting of stockholders of the Company called to vote upon the Company Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent in lieu of a meeting) with respect to the Company Merger and the Merger Agreement is sought, Shareholder shall vote (or cause to be voted) its Subject Shares in favor of the approval of the Company Merger and the Merger Agreement and each of the transactions contemplated by the Merger Agreement.

(b) Agreement to Vote Against. At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval of all or some of the stockholders of the Company is sought, Shareholder shall be present (in person or by proxy) and shall vote (or cause to be voted) its Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Company Merger), consolidation, combination, sale or transfer of a material amount of assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any Acquisition Proposal, (ii) any amendment of the Company’s Restated Articles of Incorporation or Bylaws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Company Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of the Company Common Stock, and (iii) any action, agreement, transaction or proposal that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement.

(c) Restrictions on Transfer. Except for (i) the bona fide pledge of Subject Shares to a third party financial institution or lender that is unaffiliated with Shareholder (provided that the total number of shares pledged by Shareholder at anytime shall not exceed the number of “Pledged Shares” on the date hereof) and pursuant to which Shareholder maintains the sole right to vote such Subject Shares, unless and until an event of default arises under the applicable loan documentation to which such Subject Shares are subject, and (ii) a Transfer solely for estate or tax planning purposes to a Person that agrees to enter into a voting agreement on terms and conditions that are substantially identical to those in this Agreement, Shareholder agrees not to directly or indirectly, (A) Transfer or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any Person, other than pursuant to the Merger Agreement or (B) grant any proxies, deposit any Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to the Subject Shares, other than pursuant to this Agreement.

(d) Irrevocable Proxy. Shareholder hereby revokes any and all previous proxies granted with respect to the Subject Shares. Subject to the last two sentences of this subsection (d), Shareholder hereby irrevocably appoints Parent or its designee as Shareholder’s agent, attorney and proxy, to vote (or cause to be voted) the Subject Shares in a manner consistent with Sections 4(a) and 4(b) hereof. This proxy is irrevocable and coupled with an interest and is granted in consideration of the Company and Parent entering into the Merger Agreement. In the event that Shareholder fails for any reason to vote the Subject Shares in accordance with the requirements of Sections 4(a) and 4(b) hereof, then the proxyholder shall have the right to vote Shareholder’s Subject Shares in accordance with the provisions of the second sentence of this subsection (d). The vote of the proxyholder shall control in any conflict between the vote by the proxyholder of Shareholder’s Subject Shares and a vote by Shareholder of its Subject Shares. Notwithstanding the foregoing, the proxy granted by Shareholder shall be automatically revoked upon termination of this Agreement in accordance with its terms.

Section 5. Termination. This Agreement shall terminate (i) upon the earlier of (A) the Company Merger Effective Time and (B) the termination of the Merger Agreement in accordance with the terms thereof, or (ii) at any time upon notice by Parent. No party hereto shall be relieved from any liability for breach of this Agreement by reason of any such termination.

Section 6. No Shop.

(a) General. Shareholder, in Shareholder’s capacity as a stockholder of the Company, shall not (i) invite, initiate, solicit, encourage or facilitate (including by way of furnishing information or assistance), directly or indirectly, any inquiries, proposals, discussions or negotiations relating to, or the making or implementation of, any proposal or offer (including, without limitation, any proposal or offer to the Company’s stockholders) that constitutes or that may be reasonably expected to lead to, whether in one transaction or a series of related transactions, any direct or indirect Acquisition Proposal, (ii) engage in any discussions or negotiations with or provide any confidential or non-public information or data to, or afford access to properties, books or records to, any Person relating to an Acquisition Proposal, or that may reasonably be expected to lead to an Acquisition Proposal, (iii) enter into any letter of intent, arrangement, agreement in principle or agreement relating to an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, or (v) propose publicly to agree to do any of the foregoing, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.

(b) Representatives. Shareholder, in Shareholder’s capacity as a stockholder of the Company, shall not authorize or permit any of its Representatives or any Representatives of the Company, CNL Partnership or any other Subsidiary of the Company to engage in any of the activities described in Section 6(a).

(c) Ongoing Discussions. Shareholder in Shareholder’s capacity as a stockholder of the Company, except in order to comply with Section 6.1(a)(iv) of the Merger Agreement, will immediately cause to be terminated any existing activities, discussions or negotiations by Shareholder or any of its Representatives with any Persons conducted heretofore with respect to any of the foregoing (including, without limitation, any Acquisition Proposal) and will inform each Representative, and each of the Persons referred to in Section 6.1(b) of the Merger Agreement, of the obligations undertaken in this Section 6.1 of the Merger Agreement and cause each Representative to comply with such obligations; and

(d) Notification. Shareholder, in Shareholder’s capacity as a stockholder of the Company, will (i) notify Parent orally and in writing promptly (but in any event oral notification shall be made within 24 hours and written notification shall be made within 36 hours) after receipt by the Shareholder or any of its Representatives of (A) an Acquisition Proposal or any amendment or change in any previously received Acquisition Proposal, (B) any request for information or data relating to, or for access to the properties, books or records of the Company by any Person that has made, or may be considering making an Acquisition Proposal, or (C) any oral or written expression that any such activities, discussions or negotiations are sought to be initiated or continued with it, and, as applicable, include in such notice the identity of the Person making such Acquisition Proposal, indication or request, the material terms and conditions of such Acquisition Proposal, indication or request and, if in writing, shall promptly (but in any event within 24 hours) deliver to Parent copies of any proposals, indications of interest, indication or request along with all other related documentation and correspondence; and (ii) keep Parent informed on a prompt basis of the status and material terms of (including all changes to the status or material terms of) any such Acquisition Proposal, indication or request (and Shareholder shall provide Parent any additional written materials that relate to such Acquisition Proposal, indication or request).

Section 7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to the conflicts of law rules of such state.

Section 8. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Maryland or any Maryland state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13 shall be deemed effective service of process on such party.

Section 9. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10. Specific Performance. Shareholder acknowledges and agrees that (i) the covenants, obligations and agreements of Shareholder contained in this Agreement relate to special, unique and extraordinary matters, and (ii) a violation of any of the terms of such covenants, obligations or agreements will cause Parent irreparable injury for which adequate remedies are not available at law. Therefore, Shareholder agrees that Parent shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Shareholder from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies Parent may have.

Section 11. Amendment, Waivers, Etc. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by Parent and Shareholder. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought.

Section 12. Assignment; No Third Party Beneficiaries. This Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect; provided that Parent may, in its sole discretion, assign or transfer all or any of its rights, interests and obligations under this Agreement to any affiliate of Parent. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the parties hereto. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 13. Notices. All notices, requests, claims, demands and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or facsimile numbers, if to Parent, to each of:

General Electric Capital Corporation

c/o Diane Cooper

President and Chief Executive Officer

GE Capital Franchise Finance Corporation

8377 East Hartford Drive, Suite 200

Scottsdale, Arizona 85255

General Electric Capital Corporation

c/o Patricia Voorhees

Managing Director

GE Capital Solutions

83 Wooster Heights Road

4th Floor Lee Farms

Danbury, Connecticut 06810

with a copy to:

Hogan & Hartson LLP

555 Thirteenth Street, NW

Washington, DC 20004

Attn: J. Warren Gorrell, Jr., Esq.

          David P. Slotkin, Esq.

if to Shareholder, to:

CNL Financial Group, Inc.

450 South Orange Avenue

Orlando, Florida 32801-3336

with a copy to:

CNL Holdings, Inc.

450 South Orange Avenue

Orlando, Florida 32801-3336

Attn: Tim Manor, General Counsel

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 14. Remedies. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 15. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 16. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 17. Shareholder Capacity. Shareholder has executed this Agreement solely in Shareholder’s capacity as a stockholder of the Company. Without limiting the foregoing, nothing in this Agreement shall limit or affect any actions taken by Shareholder, or any representative of Shareholder, in his or her capacity as an officer, director, member, employee or manager of the Company.

Section 18. Section Headings. The article and section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PARENT:

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Diane L. Cooper
Name:	Diane L. Cooper
Title:	Vice President

SHAREHOLDER:

CNL FINANCIAL GROUP, INC.

By:	/s/ Robert A. Bourne
Name:	Robert A. Bourne
Title:	President

Annex A

Owned Shares

3,250,582 shares of Company Common Stock

Pledged Shares

3,052,075 shares of Company Common Stock